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Pricing Supplement Dated September 19, 2001          Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and               File Nos. 333-62516
Prospectus Supplement dated July 20, 2001)
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                       THE BANK OF NEW YORK COMPANY, INC.

                 Senior Subordinated Medium-Term Notes Series E
                               (U.S. $ Fixed Rate)
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Trade Date:  September 4, 2001         Original Issue Date:  September 19, 2001
Principal Amount:  $25,000,000         Net Proceeds to Issuer:  $24,500,000
Issue Price:  98.00%                   Agent's Capacity:
Selling Agent's                         x  Principal Basis      Agency Basis
Commission/Discount:  2.00%            ---                  ---
Interest Rate:  6.5% per annum         Interest Payment Dates:
Maturity Date:  September 19, 2016     Monthly on the 19th day of each month
                                       commencing October 19, 2001
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Form:             x        Book Entry
                 ---

                  _        Certificated

Redemption:
                  _        The Notes cannot be redeemed prior to maturity.

                  x        The Notes may be redeemed prior to maturity
                 ---       commencing September 19, 2004 and on any September 19
                           or March 19 thereafter on 30 calendar days notice.

                  Initial Redemption Date:  September 19, 2004

                  Initial Redemption Percentage:   100%

                  Annual Redemption Percentage Reduction:  N/A

Repayment:

                  x The Notes cannot be repaid prior to maturity.
                 ---
                  _ The Notes can be repaid prior to maturity at the option of the holder of the Notes

                  Optional Repayment Date:  N/A

                  Optional Repayment Price:  N/A

Discount Note:      Yes     x   No
                ---        ---

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,500,000.

                                                     Merrill Lynch